EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Neogen Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rules 457(c) and 457(h)(1)	11,350,000 (1)	$11.83 (2)	$134,270,500 (2)	0.000087(1)	$11,681.54

Total Offering Amounts					$134,270,500		$11,681.54

Total Fee Offsets							—

Net Fee Due							$11,681.54
(1)
Represents 11,350,000 shares of Common Stock authorized for issuance under the Neogen Corporation Amended and Restated Omnibus Incentive Plan (the “Plan”), representing the additional shares approved in connection with the amendment and restatement of the Plan (the 20,000,000 shares previously authorized under the Plan remain registered under a prior registration statement). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.
(2)
For the purpose of computing the registration fee only, the price shown is based upon the price of $11.83 per share, the average of the high and low prices for the Common Stock of the Registrant as reported in the Nasdaq Global Select Market on October 14, 2026, in accordance with Rule 457(c) and (h)(1).